Exhibit 2.4

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT ("First Amendment") is entered into this 27th day of March, 2015 ("Effective Date"), by and among ZAREEN FAIZ, an individual ("Seller"), BHR ALISO VIEJO REAL ESTATE, LLC, a Delaware limited liability company ("Purchaser"), and PHL CARE, INC., a California corporation ("Tenant").

WHEREAS, on January 28, 2015, FIFTYNINE PALMS, INC., a California corporation ("Original Seller"), BEHAVIORAL HEALTHCARE REALTY, LLC, a Delaware limited liability company ("Original Purchaser"), and Tenant entered into that certain purchase and sale agreement ("Agreement") for the purchase and sale of the Property.  Seller, Purchaser, Tenant and Original Seller are collectively referred to herein as the "Parties" and individually as a "Party.";

WHEREAS, on or about February 11, 2015, CULVER DAIRY, INC., a California corporation, d/b/a Dairy King Milk Farms Foodservice, filed a lawsuit ("Lawsuit") against Tenant in the Superior Court of California, County of Los Angeles, Case No. BC572186;

WHEREAS, on or about February 12, 2015, the Title Company confirmed that the Real Property was owned by the Zareen Faiz Living Trust dated April 3, 2007 ("Trust"), not the Original Seller;

WHEREAS, on or about March 3, 2015, the Original Purchaser assigned, and Purchaser assumed, all of Original Purchaser's right, title and interest in and to the Agreement pursuant to Section 28 of the Agreement;

WHEREAS, on or about March 6, 2015, Original Seller assigned, and Seller assumed, all of Original Seller's right, title and interest in and to the Existing Lease pursuant to that certain addendum to lease agreement ("Addendum");

WHEREAS, on or about March 26, 2015, that certain corrective deed ("Corrective Deed") was recorded in the Official Records of Orange County, California as Instrument Number 2015000155313.  The Corrective Deed transferred the Property from the Trust to Seller;

WHEREAS, pursuant to Section 30 of the Agreement, any waiver, modification, consent or acquiescence with respect to any provision of the Agreement shall be set forth in writing and duly executed by or on behalf of the Party to be bound thereby; and

WHEREAS, the Parties desire to amend the Agreement pursuant to the terms and conditions of this First Amendment.

For good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree to the following terms and conditions:

AGREEMENT

1.Assignment and Assumption.  Original Seller hereby assigns to Seller, and Seller hereby accepts and assumes, all of Original Seller's right, title and interest in and to the Agreement.  Nothing herein shall be deemed to relieve or release Original Seller from any obligations or liabilities of Original Seller under the Agreement.

2.Lease Termination; Short Term Lease.  Exhibits E and F to the Agreement are hereby replaced in their entirety with Exhibits E and F, attached hereto and incorporated herein by this reference. Specifically, Exhibit E attached hereto is the new form Lease Termination that Tenant hereby agrees to execute concurrently with this First Amendment, which shall be effective as of the Closing Date.  Further, Tenant hereby agrees to vacate the Property within one-hundred twenty (120) days of the Closing Date.  Exhibit F attached hereto is the new form Short Term Lease which Tenant hereby agrees to execute before or at Closing and which shall contain, among other terms and conditions, that Tenant shall vacate the Property within one-hundred twenty (120) days of the Closing Date.

3.Existing Lease Termination Fee.  Upon receipt of the Existing Lease Termination Fee, Tenant shall promptly use the proceeds therefrom to settle and dismiss the Lawsuit.  Tenant shall not permit any liens or judgments to be recorded or entered against, or otherwise affect, the Property.

4.Full Force and Effect.  Except as modified by this First Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.  In the event of any conflict between the Agreement and this First Amendment (including, but not limited to, the exhibits thereto), the terms, conditions and exhibits of this First Amendment shall control.

5.Capitalized Terms.  All capitalized terms used and not defined herein shall have the meaning ascribed them in the Agreement.

6.Counterparts.  This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.  Facsimiles or electronic copies shall be deemed originals.

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IN WITNESS WHEREOF, the Parties have executed this First Amendment as of the Effective Date.

ORIGINAL SELLER: FIFTYNINE PALMS, INC., a California corporation By: /s/ Zareen Faiz Zareen Faiz, President	PURCHASER: BHR ALISO VIEJO REAL ESTATE, LLC, a Delaware limited liability company By: /s/ Michael T. Cartwright Michael T. Cartwright, Sole Manager
TENANT: PHL Care Inc., a California Corporation By: /s/ Shamas Faiz Shamas Faiz, President	SELLER: ZAREEN FAIZ, an individual /s/ Zareen Faiz